EXHIBIT 99.1

TVA Financial Update 2007 TVIC Spring Meeting John Hoskins May 10, 2007

FY2007 Financial Hardspots Winter (Dec - Feb) Periods of mild weather reduced sales and revenue below plan CT acquisitions Cost increases identified related to projects and generating unit outages Early Spring (Feb - Mar) Dry conditions worsen, but still optimistic for summer Additional capacity expansion options identified Late Spring (Mar - Apr) Rapid deterioration of hydro generation is projected to impact the rest of the year Wolf Creek issue quantified Plant performance issues

FYTD 2007 Weather Impacts Percent of Normal Estimates as of April 27, 2007

Financial Projections (Unaudited) Percent Favorable/(Unfavorable) March YTD FY Forecast Operating Revenues (3.2%) (0.8%) Fuel & Purchased Power 1.9% (1.9%) O&M 8.1% 1.0% Depreciation, Amortization (3.9%) (2.5%) Interest Expense 6.6% 4.6% Net Income (13.1%) (13.9%)

FY2007 Total Delivered Cost of Power Forecast FY2007 Budget versus Forecast ($/MWh) FY2007 Budget 50.15 FY2007 Forecast 51.31 Lower Other Expenses Lower Purchased Power Costs Higher Fuel Costs Lower Power Sales (0.21) (1.06) 0.59 0.12 Lower Projected Hydro Generation for the Year 1.72

FY2007 Reduction in Debt, Lease-Leaseback, and Energy Prepayment Obligations (millions) $255.1M decrease for the YTD through March.

YTD Fuel Cost Adjustment Costs per MWh Actual versus Baseline Lower overall costs due to mild winter weather. Higher expected costs due to lower hydro generation. FCA Rate $/MWh $0 $0.10 $0.84 $0.87 Preliminary

Fuel Cost Adjustment Forecast The FCA amount of $0.87/MWh will be applied for 4Q07 (July through September). The FCA amounts have increased primarily from a lower hydro forecast, and associated true-up amounts. 0.10 0.84 0.87 1.22 1.87 3.10 1.17 Preliminary FCA Forecast